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                                                                   EXHIBIT 10.30


                               FIRST ADDENDUM TO
                          EXCLUSIVE LICENSE AGREEMENT
                            FOR HOME USE TECHNOLOGY

     THIS FIRST ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT is by and between DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC., ("DMD") a corporation having a principal place of business in Westlake Village, California and CHRYSALIS DENTAL, INC., a corporation having a principal place of business in Salt Lake City, Utah ("CDI").

     WHEREAS DMD and CDI entered into an Exclusive License Agreement for Home-use technology dated September 29, 1999 ("Home-use Agreement"); and

     WHEREAS DMD and CDI are desirous of adding certain terms as an addendum to the terms of the Home-use Agreement:

     THEREFORE the parties agree as follows:

I.   GRANT OF LICENSE AND RIGHT OF FIRST REFUSAL

     Add paragraph 1.5 as follows:

     "1.5 In the event CDI or its designated manufacturer is unable to fill DMD's requirements as set forth in paragraph 2.1d ("CDI Inability"), CDI shall ensure implementation of Backup Manufacturing by a third party of the New Home-use Whitening Products. Backup Manufacturing shall mean (1) to identify a subcontractor of CDI, a third party manufacturer, within eight weeks of CDI's Inability and to whom all necessary licenses, technology and know-how required to manufacture New Home-use Whitening Product can be provided, or after eight weeks to manage and control manufacture by a subcontractor identified by DMD, and/or (2) to ensure that DMD's requirements for New Home-use Whitening Products are met within one hundred and twenty days. As soon as CDI has renewed or greater manufacturing capability so as to be able to fill DMD's requirements. CDI may phase out or terminate Backup Manufacturing.

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II.  CONSIDERATION AND PAYMENT

          Add paragraph 2.1d. iii. as follows as consideration for the addition of paragraph 1.5:

          "iii. the price set forth in paragraphs 2.1d. i-ii shall be adjusted from time-to-time during the term of the Home-use Agreement for reasonable increases in cost of materials, of production or of labor, or, for reasonable cost-of-living increases. Adjustment(s) in price pursuant to this subparagraph shall not alone constitute a basis for invoking the contingency of paragraph 1.5. If New Home-use Whitening Products are manufactured by an entity other than CDI or CDI's designee, DMD shall nevertheless continue to pay the royalties of sections 2.1b and 2.1e. to CDI."

XI.  GENERAL PROVISIONS

     11.5 In no event shall CDI Inability be caused (1) by DMD placing an order more than fifty percent greater than the average of the previous six months; (2) by any other act or request of DMD related to changes in product packaging necessitating product redesign or configuration or the purchase of different manufacturing equipment; (3) by any act or inability of a third party supplier of materials to supply materials, including, but not limited to embargoes, strikes, transportation strikes, government restrictions on trade, and the like; or (4) any act of God or force majeure, any of which cause delays or impedes manufacturing or delivery and which cause would equally delay or impede manufacturing or delivery by another.

Date: November 15, 1999

CHRYSALIS DENTAL, INC.                  DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.


/s/ ALAN H. ANDERSON                    /s/ ROBERT H. GUREVITCH
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ALAN H. ANDERSON, D.D.S.                ROBERT H. GUREVITCH, CEO


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